Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Dividend and Earnings Release

August 25, 2006

Contacts: Charles B. Lang, President

Stephen A. Beadnell, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Declares Dividend and

Reports Quarterly Earnings

East Liverpool, OH. -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment

Management, Inc. has declared a cash dividend to its shareholders for the third quarter of

  The dividend is in the amount of $0.10 per share on its outstanding shares.

The dividend was declared at a meeting of the Directors on August 24th, 2006. It is payable on September 27th, 2006 to shareholders of record on September 8th, 2006.

The holding company reported net income for the second quarter ended June 30, 2006 of

$114,000 or $0.13 per diluted share. This compares to net income from the same prior year period of $144,000 or $0.17 per share. On a per share basis, net income decreased by $0.04 or 23.5% from the second quarter 2005. For the first quarter of 2006, net income was $96,000 or $0.11. This quarter marks an increase in the net income from the first quarter of 2006 of $18,000 or $0.02 per share. For the six months ended June 30,

2006 net income was $210,000 or $0.24 per diluted share.

Charles B. Lang, President, stated; "We are encouraged with the improvement in earnings over the first quarter of the year. The Bank is the largest contributor to profits of the corporation and the Bank continues to experience the squeeze in interest margins that has resulted from the steady increase in interest rates over the past year and a half as set by the Federal Reserve Bank. The recent pause in the interest rates by the Federal

Reserve is a welcome relief for the banking industry as it is also for the country's consumers.

The bank subsidiary operates seven banking offices: five in Columbiana County, Ohio,

and one each in Hancock, West Virginia and Beaver County, Pennsylvania. 1st National

Community Bank was the original subsidiary of the one-bank holding corporation. The

Office of the Comptroller of the Currency chartered the Bank in June of 1987 as a national banking association. There are presently 78 employees of the Bank.

MDH Investment Management Inc. offers management of investment accounts for over 100 clients around the country. There are approximately $68 million in assets under management by the company that operates from offices located at 1216

Forsyth Place, East Liverpool, Ohio. Dr. Marc D. Hoffrichter is President of MDH.

Gateminder Corporation administers ATM machines for merchants, financial institutions and entertainment venues throughout Ohio, West Virginia and Pennsylvania. Gateminder administers five ATMs for 1st National Community Bank at the five off-site locations at local grocery stores and convenience stores for the benefit of bank customers and other

ATM users.

END